UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2011
ADAMS GOLF, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33978 (Commission File Number)	75-2320087 (IRS Employer Identification No.)
2801 E. Plano Pkwy., Plano, Texas (Address of principal executive offices)	75074 (Zip Code)
Registrant’s telephone number, including area code (972) 673-9000
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On June 13, 2011, the Circuit Court of Cook County, Illinois (the “State Court”), among other things: (i) granted a Motion for Partial Summary Judgment filed by Adams Golf, Inc., a Delaware corporation (“Adams Golf”), against its former insurance carrier, Zurich American Insurance Company (“Zurich”), finding that Zurich had breached its contract with Adams Golf; (ii) denied Zurich’s motion for summary judgment on Adams Golf’s claim for violations of the Texas Prompt Payment of Claims statute; and (iii) dismissed Adams Golf’s claims for misrepresentation and unfair claims settlement practices under Chapter 541 of the Texas Insurance Code.  These rulings are interlocutory, which means the State Court is free to alter or vacate the rulings.  If the rulings stand, Adams Golf would be entitled to recover from Zurich the sum of: (i) $5 million, (ii) 18% interest on that amount from the date of loss through the entry of final judgment and (iii) reasonable attorneys’ fees.  Adams Golf is also seeking consequential damages.  The amount of consequential damages, if any, and attorneys’ fees remain to be resolved at the time of trial.  Given the preliminary nature of the State Court’s rulings, the amount, if any, that Adams Golf actually recovers from Zurich or its former insurance broker, Thilman & Filipini, LLC (“T&F”), may vary materially from the amounts described above.  Any final judgment would also be subject to an appeal, and any ultimate recovery in the case would be subject to payment of the first $1.25 million of any sums collected, net of fees and costs of suit, to the class action plaintiffs as described below.  The case is currently set for trial in August 2011.  At this point in the legal proceedings, Adams Golf cannot predict the outcome of the matter with any certainty.

Adams Golf’s pursuit of Zurich in the State Court is a result of a consolidated securities class action filed in June 1999 in the United States District Court of the District of Delaware (the “Federal Court”).  In the Federal Court action, the Federal Court approved a final class action settlement and entered an order dismissing with prejudice all claims against all defendants in the litigation.  The settlement provided for a total payment to the class of $16.5 million in cash and a payment of the first $1.25 million, after attorneys fees and costs, actually received (if any) by Adams Golf in connection with its litigation against T&F and Zurich.  Of the $16.5 million cash settlement amount, $5.0 million was paid by Adams Golf, which it accrued as a liability during the quarter ended September 30, 2009 and paid to the settlement fund in March 2010.  As part of the settlement, the underwriters for the IPO released Adams Golf from any indemnification obligation.  On July 19, 2010, the appeals period for the final order of dismissal expired and the litigation was fully and finally resolved.

Adams Golf maintains directors’ and officers’ (“D&O”) and corporate liability insurance to cover certain risks associated with these securities claims filed against Adams Golf or its directors and officers.  During the period covering the class action lawsuit, Adams Golf maintained insurance from multiple carriers, each insuring a different layer of exposure, up to a total of $50 million.  In addition, Adams Golf met the financial deductible of its directors’ and officers’ insurance policy for the period covering the time the class action lawsuit was filed.  On March 30, 2006, Zurich, which provided insurance coverage totaling $5.0 million for the layer of exposure between $15 million and $20 million, notified Adams Golf that it was denying coverage due to the fact that it was allegedly not timely notified of the class action lawsuit.  On October 11, 2007, Adams Golf filed a suit in the State Court against T&F, asserting various causes of action arising out of T&F’s alleged failure to notify Zurich of the class action lawsuit.  T&F moved to dismiss Adams Golf’s lawsuit on the basis that the suit was premature in that Adams Golf had not been damaged because it had not paid any sums in satisfaction of a judgment or settlement of the class action securities litigation.  That motion was denied pursuant to a Memorandum Opinion and Order dated September 26, 2008.  On November 16, 2009, Adams Golf filed a Second Amended Complaint reasserting its causes of action against T&F and adding Zurich as a defendant to the lawsuit, asserting various causes of action against it arising out of its denial of coverage for the class action lawsuit.  Zurich has answered and filed a counterclaim against Adams Golf seeking a declaration that Adams Golf is not entitled to coverage for the class action lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS GOLF, INC

Date: June 17, 2011                                                                              By:  /s/ Pamela J. High
Name:  Pamela J. High
Title:    Chief Financial Officer